AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of September 14, 1995 by and between PSC Inc., a New York corporation ("PSC" or the "Company") and L. MICHAEL HONE ("Employee").

                                    RECITALS

     PSC and the Employee entered into an Employment Agreement as of March 1, 1989 which was amended as of October 16, 1989 and further amended as of December 11, 1989. The Employment Agreement was amended and restated on August 1, 1991 and further amended as of December 20, 1993 and currently will expire on December 31, 1997.
     Employee has made a major contribution to the successful growth and development of PSC and it desires to retain his unique experience, background, ability and services;

     Accordingly, the parties desire to amend in certain respects and restate in its entirety said Employment Agreement. NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties agree as follows:

         1.       Definitions.

     Business of the Company. The Business of the Company is the development, manufacturing and marketing of technologies, products and services for the automatic identification and keyless data entry industry, and includes, but is not limited to, products, services, applications, systems and technologies relating to bar coded data, magnetic stripe encoded data, radio frequency communications of bar coded or related data, optical character recognition, machine vision as applied to the recognition of bar coded data, electronic interchange of bar coded or related data. The Business of the Company shall also include any business in which the Company is actually engaged or as to which it is doing research and development during Employee's employment with the Company.

     Cause.  Conduct described in Section 11(b).

     Change of Control.  An event described in Section 12.

     Company. PSC, its subsidiaries and divisions and all entities controlled by, under common control with or controlling PSC.

     Confidential Information. The information described in Section 7. Exclusive Invention(s). Certain Inventions described in Section 6(a). Inventions. All ideas, discoveries, computer programs, works of authorship, products, processes, designs, improvements, innovations and inventions.

     Invention Disclosure Period. The Term.

     Non-approved   Change  of  Control.  An  event  described  in  Section  12.
Non-Exclusive Invention(s). Certain Inventions described in Section 6(a). Term. That period described in Section 3.

     2. Employment. PSC hereby employs the Employee as President and Chief Executive Officer and Chairman. Employee hereby accepts such employment and agrees to remain in the employ of PSC for the Term to perform any and all reasonable and lawful duties prescribed by PSC's Board of Directors and to abide by the terms and conditions of this Agreement. During the Term, in good faith, Employee shall exert all reasonable efforts to promote the interests of the Company and shall devote substantially all of his entire working time, attention and energies to the business of the Company.

     3. Term of Employment. The term of employment under this Agreement shall commence as of the date of this Agreement and shall terminate on December 31, 1999 (the "Initial Term"); provided, however that the term of this Agreement shall be automatically extended for an additional term of two years (an "Additional Term") upon the end of the Initial Term, unless either the Employee or the Company shall have given written notice to the other at least one hundred eighty (180) days prior thereto that the term of this Agreement shall not be so extended.

     4. Compensation.

     a. Base Salary. For all services to be rendered to the Company by Employee in any capacity, including, without limitation, services as an officer, director or member of any committee of the Board of Directors and the performance of any duties assigned to him by the Board of Directors, PSC shall pay to Employee a salary at the annual rate of not less than $325,000 ("Base Salary"). Base Salary shall be payable in accordance with the customary payroll practices of PSC, subject to such deductions and withholdings as may be required by law or agreed to by Employee.

     b. Recognition Bonus. In recognition of the significant contributions of the Employee to the successful growth and development of the Company, and in consideration of the Employee's agreement to extend the term of this Employment Agreement, PSC shall pay to the Employee, within 30 days after receipt of the Company's audited financial statements for each calendar year during the Initial Term or the Additional Term, if any, of this Agreement, a bonus of not less than twenty-five percent (25%) of the Base Salary then in effect; provided, that, for the year ending December 31, 1995, the bonus paid to the Employee shall be equal to an amount not less than twenty-five percent (25%) of the sum of (x) the portion of Base Salary allocable to the period commencing on the date of this Agreement and ending on December 31, 1995, and (y) the amount of salary paid by PSC to the Employee for the period commencing on January 1, 1995 and ending on the date immediately preceding the date of this Agreement.

     c. Performance Bonus. Unless otherwise agreed between Board of Directors and Employee, beginning January 1, 1996, if, for any calendar year during the Initial Term or the Additional Term, if any, the Company achieves or exceeds in the aggregate the respective percentages set forth below of those elements of the business plan for such year (as adopted by the Board of Directors prior to the beginning of such year), identified by mutual agreement of the Board of Directors and the Employee as the Employee's performance goal for such year (the "Performance Goal"), the Employee shall be paid a performance bonus for such year in an amount equal to the percentage of the Base Salary for such year set forth opposite such Performance Goal percentage below:


% of Performance Goal Achieved                     % of Base Salary
         90-99%                                    not less than 25%
         100-109%                                  not less than 50%
         110-119%                                  not less than 75%
         120% or more                              not less than 95%

Any compensation paid to the Employee under this Section 4(c) shall be in addition to the Base Salary and the Recognition Bonus and shall be in lieu of any awards to Employee under the Company's current Management Incentive Plan or any successor plan.

 5. Benefits.

     The Employee shall be entitled to the following benefits:

     a. General. In addition to his salary, Employee shall also be entitled throughout the Term to all benefits of full time employees or officers as set forth in the Company's Policy Manual as to which he meets the eligibility requirements universally applicable to all employees and such other benefits as may be accorded to executives of his rank by written notification from the Company given from time to time.

     b. Insurance. During the Initial Term and the Additional Term, if any, the Company shall pay or reimburse to the Employee the premiums associated with a personal life insurance policy with a minimum coverage of $5,000,000 in term insurance, which policy shall be owned by the Employee.

     c. Vacations. The Employee shall be entitled to twenty-five (25) days of vacation per annum, to be taken at such times and intervals as shall be determined by the Employee, subject to the reasonable business needs of the Company. The vacation days not used during any year during the Initial Term or the Additional Term, if any, may, at the Employee's option, be accumulated and carried forward to be used during any subsequent year during the Initial Term or the Additional Term, if any; provided, however, that the Employee may not use more than forty (40) days of vacation in any one calendar year. Upon termination of the Employee's employment hereunder, or upon the request of the Employee at any time, the Company shall pay to the Employee an amount equal to the number of vacation days accumulated, multiplied with respect to each such day by the Base Salary which was in effect for the year to which such vacation day relates.

     d. Supplemental Retirement Benefits. During the Initial Term and the Additional Term, if any, the Company shall develop, maintain and provide to the Employee a supplemental retirement benefit plan or a split dollar insurance plan, on terms and conditions mutually satisfactory to the Company and the Employee, to provide the Employee upon retirement with at least 60% replacement of the Employee's compensation. For purposes of this Section, compensation means the average of Employee's aggregate Base Salary and Performance Bonus for the year in which Employee retires and the two immediately preceding years. In calculating the 60% replacement target the Company shall be credited with all employer matching contributions, social security payments and split dollar supplemental retirement benefits received by Employee.

     6. Inventions.

     a. Employee shall promptly disclose in writing to the Company's patent counsel or to the Company all Inventions, whether patentable, copyrightable or neither, made, developed or created by him (alone or in conjunction with others, during regular hours of work or otherwise, with or without the use of the Company's facilities or materials) during the Invention Disclosure Period. Those Inventions that are directly useful in and related to the Business of the Company are hereinafter referred to as "Exclusive Inventions". Those Inventions made, developed or created during the Invention Disclosure Period that may be indirectly useful or related to the Business of the Company are hereinafter referred to as the "Non-Exclusive Inventions".

     b. The Company will review all disclosures made in accordance with Section 6(a) and, unless the Company advises the Employee in writing within 30 days of the disclosure by the Employee that the Company is willing to release all rights in the Invention being disclosed by Employee, it will be conclusively deemed that the Company has an interest in the Invention being disclosed. The Company shall, in any event, advise Employee in writing within 30 days of the disclosure by the Employee whether it considers such Invention to be an Exclusive Invention or Non-Exclusive Invention, as such terms are defined in paragraph (a) of this Section. If Employee does not agree with any determination so made, as evidenced by written notice to the Company delivered within 10 days of receipt of the Company's determination, then the parties agree that the matter will be submitted to the Company's patent counsel, for a final and binding determination as to whether the Invention is an Exclusive Invention or a Non-Exclusive Invention, as such terms are described above. Employee may designate his own patent counsel who shall promptly confer with the Company's patent counsel and if the two shall be unable to agree upon a determination as to whether the Invention is an Exclusive Invention or a Non-Exclusive Invention, they shall mutually designate a third patent counsel whose determination will be final and binding.

     c. Employee agrees that Exclusive Inventions shall be the exclusive property of the Company and that in the absence of disclosure by Employee of any Inventions which fall within the scope of Section 6(a), any nondisclosed
Inventions shall be the exclusive property of the Company and shall also be deemed Exclusive Inventions for all purposes under this Agreement. Employee will assign to the Company all his rights and interests in and to all Exclusive Inventions and all copyrights and all patents, including all divisions, reissues, continuations, continuations-in-part and extensions thereof, which may be obtained on the Exclusive Inventions by Employee or the Company, in this and all foreign countries and Employee hereby authorizes the Register of Copyrights and Commissioner of Patents and Trademarks to issue all copyrights and patents to the Company or to any entity designated by the Company. Employee agrees to execute, acknowledge and deliver to the Company, at the Company's expense, any and all applications for letters patent or copyrights in this or any foreign countries relating to the Exclusive Inventions, to take any further actions as may reasonably be considered necessary by the Company to obtain, enforce or defend any letters patent in any foreign countries, or to vest title in the Exclusive Inventions in the Company or its assigns designated by the Company or their assigns or to obtain from the Company or its assigns designated by the Company any other legal rights pertaining to or protecting the Exclusive Inventions in this or any foreign countries.

     7. Confidential Information. Employee agrees that during the Initial Term and the Additional Term, if any, and for five years thereafter, he will not, except as required by the performance of his duties under this Agreement, disclose or authorize anyone else to disclose or use or make known for his or another's benefit, any confidential information or knowledge or data of the Company, whether or not patentable or copyrightable, in any way acquired by Employee from the inception of his employment with the Company through the expiration of the Term (herein "Confidential Information"). Confidential Information, for the purposes of this Agreement, shall include, but not be limited to, matters not readily available to the public which are:

     a. of a technical nature, such as, but not limited to, methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, prototypes, inventions, computer programs;

     b. of a business nature, such as, but not limited to, information about sales or lists of customers, prices, costs, purchasing, profits, markets, strengths and weaknesses of products, business processes, business and marketing plans and activities and employee personnel records;

     c. pertain to future developments, such as, but not limited to, research and development, future marketing or merchandising plans or ideas.

     Immediately upon termination of Employee's services, Employee shall deliver to the Company all originals and copies of everything in his possession or under this control which embodies or contains any Confidential Information, including, without limitation, all documents, correspondence, specifications, blueprints, notebooks, reports, sketches, formulae, computer programs, computer discs, prototypes, price lists, customer lists or information, samples, and all other materials.

     Confidential Information shall not include information which (i) is published or otherwise becomes generally available to the public other than by a breach of confidentiality, or (ii) Employee can show by documentation was properly in his possession prior to his employment with the Company, or (iii) becomes available to Employee from an independent source without breach of this Agreement or violation of law, or (iv) is independently developed by Employee without the use of the Company's Confidential Information.

     8. Records. Employee will keep and maintain adequate and current written records of any and all Inventions at all stages of their development in the form of notebooks, sketches, drawings and reports. These records and any copies of them shall be available to and remain the property of the Company.

     9. Covenant Not to Compete.

     a. In light of the special and unique services that have been and will be furnished to the Company by Employee and the Confidential Information that has been and will be disclosed to him during his employment, Employee agrees that during the Initial Term and the Additional Term, if any, and for a period of thirty-six (36) months thereafter he will not, without the written consent of the Company, directly or indirectly, whether as principal, agent, officer, director, consultant, employee, partner, stockholder or owner of or in any capacity with any corporation, partnership, business, firm, individual company or any entity located any where in the world engage in, or assist another to engage in, any work or activity in any way competitive with the Business of the Company. However, nothing herein shall prevent Employee from owning not more than five percent (5%) of the outstanding publicly traded shares of common stock of a corporation, as to which corporation Employee has no relationship other than as a shareholder.

     Employee specifically agrees that because of his special expertise and the special and unique services that he will be furnishing the Company, and because of the Confidential Information that has been acquired by him or that will be disclosed to him during his employment with the Company, the above stated geographic areas and time period, in and during which he will not compete with the Company, are reasonable in scope and duration and are necessary to afford the Company just and adequate protection against the irreparable damage which would result to the Company from any activities prohibited by this Section.

     b. If Employee in any way breaches the obligations specified in this Section, the Company shall have the right, in addition to any other remedies available to it, to terminate the further payment of any amounts due or the further provision of any benefits under Section 4 and 5 hereof, if, and only if, the Employee is terminated in accordance with the provisions of Section 11 below.
     c. If any provision hereof is found to be unreasonably broad, it shall nevertheless be enforceable to the extent reasonably necessary for the protection of the Company and to carry out to the fullest extent the parties' mutual intent in entering into this Agreement, which intent is that the provisions of this Section will be strictly enforced as agreed to.

     10. Injunctive Relief. Employee agrees that in the event of a breach or threatened breach by the Employee of any of the provisions of Section 6, 7 or 9 hereof, the Company shall be entitled to an injunction restraining the Employee from such breach or threatened breach without posting any bond or other security. Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in conjunction with an injunction or otherwise, any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Employee.

     11. Termination of Employment.

     a. Death or Disability of Employee. The employment of Employee under this Agreement shall terminate if he dies or, at the option of the Company, if he shall be prevented from performing his duties under this Agreement because of disability or illness for a continuous period of 365 days.

     b. Termination for Cause. The parties acknowledge that among the several justifications for payment of the compensation and benefits set forth in Sections 4 and 5 hereof are Employee's continued good faith and reasonable efforts to promote the interests of the Company. The Company shall have the right to terminate the services of Employee at any time without further liability or obligations to Employee upon the happening of any of the following events:

     (i) Employee engages in dishonesty, willful misconduct, any criminal act (other than minor infractions) or habitual neglect of his duties, which is inconsistent with the foregoing acknowledged exercise of good faith and reasonable efforts or with the responsibilities associated with Employee's duties under this Agreement, or which is seriously detrimental to the Company; or

     (ii) Employee violates or breaches in any material respect any material term, covenant, or condition contained in this Agreement.

     Termination of the services of Employee for cause pursuant to the provisions of Section 11(b)(i) or (ii) above shall not be effective unless and until acted upon by the Board of Directors and unless and until written notice shall have been given to Employee which notice shall include (i) identification with specificity of the provisions of this Agreement on which the termination is based and (ii)identification with specificity of each and every factual basis or incident upon which the termination is based.

     c. Termination Upon Change in Control. Upon the termination by the Company of the employment of Employee as a result of a Change in Control (as hereinafter defined) or upon the resignation of Employee based upon a reasonable determination that, as a result of a Non-Approved Change in Control (as hereinafter defined), he is or will be unable to exercise the authorities, powers, functions or duties attached to his position:

     (i) in the event of termination hereunder of the Employee's employment with the Company, the Company will pay to the Employee an amount equal to 3 times the Base Salary and bonus payable pursuant to Section 4(b) as then in effect, and all benefits provided for in Section 5 shall continue for a period of 3 years after such termination.

     (ii) The Company agrees to pay all the legal fees reasonably and necessarily incurred by Employee in connection with any legal action which may be required on his part to collect the Company's obligations under this Section 11(c).

     d. Termination without Cause. Any termination of the services of Employee for reasons other than those specified in Sections 11(a), (b) or (c) above shall be deemed to be "without cause", and the Company shall be obligated to continue to pay to Employee the compensation and benefits provided for by Sections 4 and 5 of this Agreement. Said compensation and benefits shall be paid in the same manner, at the same times, and for the same term as specified in Sections 3 and 4.

     e. Forgiveness of Indebtedness. In the event of any termination of the services of the Employee hereunder, including termination as the result of death or disability under Section 11(a) but not including termination for cause pursuant to Section 11(b), the indebtedness of the Employee to the Company pursuant to each of the promissory notes dated April 3, 1995 and April 17, 1995, respectively between the Employee and the Company shall be forgiven and extinguished and the Company shall pay or reimburse to the Employee the amount of taxes incurred by the Employee in connection with any forgiveness of indebtedness hereunder. Notwithstanding the foregoing sentence, if the Employee shall voluntarily terminate his services without cause during the Initial Term or the Additional Term, said indebtedness shall not be forgiven or extinguished and Employee shall remain liable for the indebtedness in accordance with the terms and provisions of said notes.

     f. Consultant Status. Upon any termination of the services of the Employee hereunder pursuant to Section 11(c) or (d) above, the Employee shall remain available to provide services to the Company as a consultant as the Board of Directors may request from time to time for a period expiring 30 days after the latest date upon which any option held by the Employee on the date of such termination (whether or not vested upon the date of such termination ) is exercisable; and Employee agrees to serve as a consultant to the Company for such period, performing such duties as may be mutually agreed upon by the Employee and the Board of Directors. This Agreement shall stay in full force and effect during any such consultancy period, provided, however, that the provisions of Section 4 and 5 above shall not apply during such period and the compensation of the Employee for his services as a consultant during such period shall be $1,000 per annum plus such additional remuneration as the Employee and the Board of Directors shall mutually agree upon in connection with the services rendered. All options held by the Employee on the date of any such termination shall remain in effect in accordance with their respective terms, with all references therein to the Employee being deemed to be references to the Employee in his capacity as a consultant pursuant to this Section 11(f).

     g. Severance. In the event of the termination of the services of the Employee hereunder (i) for disability pursuant to Section 11(a) above, or (ii) without cause pursuant to Section 11(d) above, or (iii) at the expiration of theTerm of this Agreement or at the expiration prior to age 60 of any mutually agreed upon extension of his employment, the Company will pay to the Employee in thirty-six (36) equal monthly installments over the three-year non-competition period described in Section 9 above an amount equal to 3 times the Base Salary and bonus payable pursuant to Section 4(b) as then in effect; the provisions of Sections 6, 7, 8, 9 and 10 shall remain in full force and effect and all benefits provided for in Section 5 shall continue for a period of 3 years after such termination.

     12. Limitations. Notwithstanding anything in this Agreement to the contrary, the maximum amount of cash and other benefits payable (whether on a current or deferred basis and whether or not includible in income for income tax purposes) under Section 11(c)(i) or 11(f) of this Agreement (the "Contract Benefits") shall be limited to the extent necessary to avoid causing any portion of such Contract Benefits, or any other payment in the nature of compensation to the Employee, to be treated as a "parachute payment" within the meaning of
Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. Any adjustment required to satisfy the limitation described in the preceding sentence shall be accomplished first by reducing any cash payments that would otherwise be made to the Employee and then, if further reductions are necessary, by adjusting other benefits as determined by the Company.

     For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred (i) on the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership as determined as provided in Rule 13d-3, or any successor rule under such Act), of 30% or more of the outstanding voting securities of the Company; or (ii) on the date on which one third or more of the members of the Board of Directors shall consist of person other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors elected at or continuing in office after, the 1995 Annual Meeting of Shareholders, any successor of a Current Director who has been approved by a majority of the Current Directors then on the Board, and any other person who has been approved by a majority of the current Directors then on the Board); or (iii) on the date of approval providing for (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (y) the sale or other disposition of all or substantially all the assets of the Company.

     A "Non-Approved Change in Control" shall mean a Change in Control that has not been approved by a majority of the Current Directors.

     13. Notices. All notice given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery services, addressed to the parties hereto at the following addresses:

To Hone:                                    To PSC:
L. Michael Hone                             PSC Inc.
4 Fawn Road                                 675 Basket Road
Pittsford, NY  14534                        Webster, NY  14580
FAX:  265-6406                              FAX:  265-6400

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notice shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery services, or sent by certified or registered mail, return receipt requested.

     14. Waiver. Any waiver of a breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or of any other terms, nor shall failure to enforce any term hereof operate as a waiver of any such term or of any other term.

     15. Severability. If any term of this Agreement or the application thereof is held invalid or unenforceable, the validity or unenforceability shall not effect any other term of this Agreement which can be given effect without the invalid or unenforceable term.

     16. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of New York, without reference to conflict of law principles of any jurisdiction (including without limitation New York) which would result in the application of the domestic substantive laws of any other jurisdiction. The parties consent to the exclusive jurisdiction of the Supreme Court of New York, Monroe County or of the United States District Court for the Western District of New York for any legal action instituted by any party against any other with respect to the subject matter hereof.

     17. Prior Agreements. This Agreement supersedes all previous agreements related to the subject matter herein, including without limitation the "Employment Agreement" between the Company and L. Michael Hone dated as of the first day of January 1988, "Amendment No. 1 to Employment Agreement" between the Company and L. Michael Hone dated February 27, 1989, "Amended and Restated Employment Agreement" between the Company and L. Michael Hone dated as of the first day of August 1991, and "Amendment No. 1 to Employment Agreement" between the Company and L. Michael Hone dated December 20, 1993.

     18. Termination of Obligations. Employee agrees that in the event his employment with the Company is terminated for any reason, that he will meet with a representative of the Company and discuss, among other matters, the provisions of this Agreement and the Employee's obligations hereunder.

     19. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This agreement may not be amended or changed except by a writing signed by both parties.

     IN WITNESS WHEREOF, Employee has executed this Agreement and the Company has caused this Agreement to be executed as of the date set forth above.

                                  PSC Inc.

                                  s/s William J. Woodard
                                  By:William J. Woodard
Attest:                           Its: Vice President, Finance & Treasurer
C. J. Ruiz


                                 /s/
                                 L. Michael Hone